UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

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To:	CBIS Investor & Consultant Contacts

From:	Michael Bell (Investors), Michael Jackson (Consultants)

Subject:	Proposed Fund Enhancements

Greetings,

As a trusted partner to Catholic investors around the world, CBIS continually looks for effective ways to enhance investment returns while minimizing investment risks. In pursuit of those goals, we are proposing important changes to the CRI Small-Cap Fund and to the CRI Magnus Funds.

We believe today’s market environment presents an opportunity to enhance each of these Fund’s distinct strategies by enhancing their potential to better align with evolving conditions. Still managed with the disciplined approach you have come to expect from CBIS, we’re confident these offerings will better serve current and potential investors.

To that end, CBIS is seeking shareholder approval to:

•	Transform the CRI Small-Cap Fund from a passive, small-cap-only structure into an actively-managed small- and mid-cap (SMID) strategy. The proposed approach would introduce CBIS’ unique multi-manager strategy to combine multiple sub-advisers across core, value, growth, and liquidity styles.

•	Introduce a dynamic asset allocation (DAA) framework across all four CRI Magnus Funds. This sophisticated strategy would provide more flexibility to navigate market cycles, helping to manage downside risk while positioning the portfolios to take advantage of opportunities as they arise.

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Shareholders in each of these Funds will receive proxy materials in the coming weeks with instructions on how to vote. Voting is open until Monday, June 1, 2026. Please know, every shareholder’s vote is important.

The Board of Trustees has unanimously approved both proposals and recommends that shareholders vote “FOR” the changes.

If you have any questions, please connect with your CBIS Relationship Manager to walk through the proposed changes.

Ready to vote?

Email your CBIS Relationship Manager with your vote, they will be able to forward this response to the proxy solicitor.

By phone with a live operator when you call toll-free 1-877-864-5060 Monday – Friday 9 a.m. to 10 p.m. EST.

By phone when you dial toll-free 1-888-227-9349 to reach an automated touchtone voting line.

Online at vote.proxyonline.com/catholicfunds/docs/2026special.pdf using your proxy control number.

Mail your signed and voted proxy back in the postage paid envelope provided with your mailed proxy

Thank you for your continued trust in CBIS.